Exhibit 99.1

Iteris to Acquire Meridian Environmental Technologies

SANTA ANA, Calif. — December 27, 2010 — Iteris, Inc. (NYSE Amex: ITI), a leader in traffic management focused on the development and application of advanced technologies, announced today that it has signed a Stock Purchase Agreement to acquire Meridian Environmental Technology, Inc. (MET), a privately-held company based in Grand Forks, North Dakota.

MET is a leader in 511 advanced traveler information systems, as well as Maintenance Decision Support System (MDSS) management tools that allow users to create solutions to meet roadway maintenance decision needs. The Meridian state-of-the-science MDSS provides detailed and accurate information at the route level enabling the efficient maintenance of roads and highways while optimizing resource use and reducing costs.

“This acquisition commences a key element of our accelerated growth strategy targeting synergistic companies that enhance our IP,” said Abbas Mohaddes, president and CEO of Iteris. “In addition to an attractive customer base within weather and traveler information systems, MET provides Iteris with key capabilities in the emerging performance measurement and management market. With MET, our company is better equipped to empower travelers and traffic management authorities with more accurate and real-time information, and network performance management.”

Leon Osborne, president and CEO of MET, commented: “This was an obvious strategic move for us since our companies have worked very well together on various projects in the past, including 511 travel information and weather forecasting services. Iteris offers a leading platform in the Intelligent Transportation System market that will help leverage our services into new geographies and market opportunities.”

Iteris will acquire all of the outstanding capital stock of MET for approximately $4 million in cash, plus up to an additional $2 million under a 24-month earn-out provision. The acquisition is expected to be immediately accretive to earnings. Consummation of the acquisition is subject to certain closing conditions specified in the Stock Purchase Agreement.

About Meridian Environmental Technology, Inc. (MET)

MET focuses on utilizing cutting-edge computer technology, scientific research, traveler information analysis, weather analysis, and forecasting systems to increase the productivity and decision-making capabilities of its customers primarily in the Transportation industry.

MET draws from extensive public and private data resources to convert raw weather and geographic data into information to meet the needs of a diverse customer base. It offers a unique range of customer-specific environmental and operational forecasting products and services. An internally developed system, named #SAFE™, is used as the model for the 511 National Guidelines, and currently delivers customized route-specific surface weather and road condition reports statewide across several states.

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About Iteris, Inc.

Iteris, Inc. is a leader in traffic management focused on the development and application of advanced technologies that reduce traffic congestion, minimize the environmental impact of traffic congestion, and improve the safety of surface transportation systems infrastructure. Combining outdoor image processing, traffic engineering, and information technology, Iteris offers a broad range of Intelligent Transportation Systems and driver safety solutions to customers worldwide. Iteris is headquartered in Santa Ana, California with offices throughout North America and in Europe and Asia. Investors are encouraged to contact us at 888-329-4483, or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the consummation of the acquisition, the anticipated benefits of the acquisition and our future prospects.

Important factors that may cause such a difference include, but are not limited to our ability to efficiently integrate, manage, and operate MET as an Iteris company; budget constraints and changing governmental priorities; the potential unforeseen impact of product and service offerings from competitors and other competitive or governmental pressures; and the general economic, political, and specific conditions in the markets Iteris and MET address. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Investor Relations Contact:

Scott Liolios or Cody Slach

Investor Relations

Liolios Group, Inc.

Tel 949-574-3860

info@liolios.com

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